EXHIBIT 10.2

ADDENDUM TO ASSET PURCHASE AGREEMENT DATED AS OF DECEMBER 15, 2006

BY AND BETWEEN STEINWAY MUSICAL INSTRUMENTS, INC. AND DENNIS BAMBER, INC.

D/B/A THE WOODWIND & THE BRASSWIND TO CONFORM TO AMENDMENTS MADE

TO THE SMI OFFER AT THE HEARING CONDUCTED ON DECEMBER 15, 2006

The Asset Purchase Agreement (“APA”) dated as of December 15, 2006, by and between Steinway Musical Instruments, Inc. and Dennis Bamber, Inc. d/b/a The Woodwind & The Brasswind, submitted to the Court as an Exhibit at the hearing held in this matter on December 15, 2006, is amended as follows:

1.             Paragraph 7.10 is deleted.

2.             Paragraph 2.4(d) of the APA is amended as follows:

(d)  To the extent that after final determination of the Closing Date Qualified Accounts Receivable and the Assumed Accrued Liabilities and the final reconciliation of the Inventory Value, it is determined that the Closing Date Payment and the Deposit exceeded the amount that was due Seller under this Agreement, any overpayment shall be immediately refunded to Purchaser from Seller’s estate.

3.             Paragraph 2.2(b)(iii) of the APA is amended as follows:

2.2(b)(iii)    Purchaser shall pay to Seller the Holdback Amount, minus the Accounts Receivable Adjustment Amount and the Inventory Adjustment Amount (Provided, however, that the total of the Accounts Receivable Adjustment Amount and the Inventory Adjustment Amount shall not exceed the amount by which the Closing Date Qualified Accounts Receivable and Inventory Value, as of the Closing Date, are less than $36,000,000.), and plus or minus the Liabilities Adjustment Amount (collectively, the “Adjustment Payment”), no later than two (2) Business Days after the later to occur of the final determination of each of (1) the Closing Date Qualified Accounts Receivable and the Liabilities Adjustment Amount and (2) reconciliation and verification of the Inventory Value.